EXHIBIT 5
                                                                  EXECUTION COPY


                             TERMINATION AND RELEASE


         TERMINATION AND RELEASE dated as of December 29, 1997, between INTEK DIVERSIFIED CORPORATION, a Delaware corporation having an office at 214 Carnegie Center, Suite 304, Princeton, New Jersey 08540 (the "Intek"), and SECURICOR COMMUNICATIONS LIMITED, a company incorporated under the laws of England and Wales having an office at 15 Carshalton Road, Sutton, Surrey, SM1 4LD, England ("Securicor").

         WHEREAS, Intek and Securicor entered into a Stock Purchase Agreement dated as of June 18, 1996 (the "Stock Purchase Agreement"); and

         WHEREAS, Intek and Securicor wish to settle certain liabilities under the Stock Purchase Agreement; and

         WHEREAS, Intek and Securicor propose to further amend (the "Loan Amendment") that Amended and Restated Loan Agreement between Intek and Securicor dated as of December 3, 1996 so as to include all outstanding loans and advances to Intek and its subsidiaries from Securicor in a single integrated loan agreement; and

         WHEREAS, Intek and Securicor propose to enter into a Preferred Stock Purchase Agreement (the "Preferred Stock Purchase Agreement").

         NOW, THEREFORE, in consideration of the payments set forth herein and other good and valuable consideration, it is hereby agreed as follows:

                  1. Settlement. In full settlement of all claims for indemnification arising under Section 9.1(a)(iv) of the Stock Purchase Agreement (relating to liabilities arising from the sale of "EFJ Shares and EFJ Warrants" to Securicor Radiocoms Limited), Securicor will, upon the execution of this Agreement, pay Intek U.S. $2,592,000 (the "Settlement Payment").

                  2. Releases. Subject to the satisfaction of the conditions set forth in Section 4, below, and effective upon such satisfaction (the "Effective Date"), notwithstanding the terms of the Stock Purchase Agreement, Intek hereby releases Securicor, except as set forth in Section 3 of this Termination and Release, from any and all liabilities or obligations arising under the Stock Purchase Agreement.

                  3. Survival. The following rights and obligations of the parties shall survive the Release set forth in Section 2, above (section references and titles are to sections of the Stock Purchase Agreement):

                           ss.6.6   Preservation of Records
                           ss.6.9   Tax and Accounting Matters (except paragraph
                                    6.9(c))
                           ss.6.13  Non-Compete
                           ss.6.14  FCC Matters
                           ss.6.15 Indemnification; Directors and Officers ss.6.16 Pension Schemes ss.10.4 Further Assurances

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                  4. Conditions Precedent to the Effectiveness of Releases. The
Release contained in Section 2 is conditioned upon the fulfillment of following conditions, except to the extent waived by the parties in writing:


                     4.1 Execution of Second  Amended and Restated Loan
                         Agreement. Intek and Securicor shall have executed the Loan Amendment.

                     4.2 Execution of Preferred  Stock  Purchase  Agreement.
                         Intek and Securicor shall have executed the Preferred Stock Purchase Agreement.

                     4.3 Payment of the  Settlement  Payment.  Intek shall have received the Settlement Payment in immediately available U.S. funds.

                  5. Miscellaneous. This Termination and Release shall be binding upon and inure to the benefit of the Parties and their respective heirs, assigns and successors in interest. This Termination and Release shall be governed by and construed in accordance with the laws of England and Wales applicable to agreements made and to be entirely performed therein. The Parties covenant to each other to execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Termination and Release.

                                              INTEK DIVERSIFIED CORPORATION



                                              By: ______________________________


                                              SECURICOR COMMUNICATIONS
                                              LIMITED



                                              By: ______________________________





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